Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on January 2, 2009 (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Woozyfly Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 2, 2009

PORTSIDE GROWTH AND		RAMIUS LLC
OPPORTUNITY FUND
		By:	C4S & Co., L.L.C.,
By:	Ramius LLC,		as managing member
its investment advisor

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss